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EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 PACIFICNET INC.
                            ( A DELAWARE CORPORATION)

PacificNet Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.    The name of the corporations is: PacificNet Inc.

2. Tony Tong and Victor Tong are the duly elected and acting President and Secretary, respectively, of PacificNet Inc., a Delaware corporation (the "Corporation").

3. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 8, 1987. On December 14,1998, this Corporation filed a First Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware

4. An Amendment to ARTICLE FOURTH of the Corporation's Certificate of Incorporation, set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

5. ARTICLE FOURTH of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

      "FOUTH: (1) The total number of shares of stock which the Corporation is authorized to issue is One Hundred and Thirty Million (130,000,000) shares designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is One Hundred and Twenty-Five Million (125,000,000) with a par value of $.0001 per share. The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000) with a par value of $.0001 per share. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized. Effective at the open of business on January 6,2003 (the "Effective Date"), every five (5) shares of the Company's issued and outstanding Common Stock shall be combined into one(1) share of fully paid and nonassessable Common Stock of the Company (the "Reverse Split Ratio"). No fractional shares of Common Stock of the Company shall be issued in connection with the reverse split. A holder of Common Stock, who immediately prior to the Effective Date owns a number of shares of Common Stock of the Company which is not evenly divisible by the Reverse Split Ratio shall, with respect to the fractional interest, be issued a number of shares of new Common Stock of the Company rounded to the nearest whole number."

      IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment of the Certificate of Incorporation this 26th day of December,2002, and affirm the statements contained herein are true under penalties of perjury.


           PACIFICNET INC.

/s/ TONY I. TONG
----------------------------
Tony I.  Tong



/s/ VICTOR TONG
----------------------------
Victor Tong